Exhibit 99.1

Zeolite Mining Company Announces Purchase of Global
National Communications Corp.

CALGARY, Alberta--(BUSINESS WIRE)--ZEOM--Zeolite Mining Corporation (OTCBB:ZEOM) today announced that the Company acquired 100% of the shares of Global National Communications Corp, a corporation organized under the laws of the British Virgin Islands, whose wholly owned subsidiary is Shenzhen Guonuo Industrial Company Ltd., a Peoples Republic of China ("PRC") company.

Shenzhen Guonuo Industrial Company Ltd. ("SGIC") is a manufacturer of telecommunications devices and digital television parts and accessories. For the year ended 2003, SGIC Ltd. had net revenues of $13,672,000 and net earnings of $1,542,000.

Zeolite Mining issued 9,800,000 shares to acquire Global National Communications Corp, and issued an additional 4,062,000 shares to various consultants who assisted in the merger of the companies.

As part of the transaction and for a cash consideration of $65,000, Zeolite Mining directors, Allan Brandys and Doug Hopper cancelled and returned to treasury their total share holdings of 5 million shares.

The total issued and outstanding shares upon the completion of the merger are 15 million shares.